Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

RAPTOR NATURAL PLAINS MARKETING LLC

and

RAPTOR GAS TRANSMISSION LLC

And

POWER-TEX JOINT VENTURE

AS SELLERS

AND

MARKWEST PINNACLE, L.P.

AS BUYER

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE

1.01	PURCHASE AND SALE
1.02	EXCLUDED ASSETS
1.03	EFFECTIVE TIME
1.04	ASSUMPTION OF LIABILITIES
1.05	RETENTION OF LIABILITIES

ARTICLE II	PURCHASE PRICE

2.01	PURCHASE PRICE
2.02	ADJUSTMENTS TO PURCHASE PRICE
2.03	CALCULATION OF POST-CLOSING ADJUSTMENTS
2.04	ALLOCATION

ARTICLE III	REPRESENTATIONS AND WARRANTIES

3.01	REPRESENTATIONS AND WARRANTIES OF SELLER
3.02	REPRESENTATIONS AND WARRANTIES OF BUYER

ARTICLE IV	COVENANTS

4.01	COVENANTS OF SELLER
4.02	COVENANTS OF BUYER

ARTICLE V	EMPLOYEE MATTERS

5.01	COMPANY PERSONNEL
5.02	BENEFITS
5.03	SELLER’S BENEFIT PLANS
5.04	MEDICAL

ARTICLE VI	DUE DILIGENCE REVIEW OF THE PROPERTY

6.01	RECORDS REVIEW AND CONFIDENTIALITY
6.02	PHYSICAL INSPECTION
6.03	ENVIRONMENTAL ASSESSMENT
6.04	RIGHT AND REMEDIES FOR ADVERSE ENVIRONMENTAL CONDITIONS
6.05	EXCLUSIVE REMEDIES
6.06	WAIVER AND RELEASE

ARTICLE VII	CONDITIONS TO CLOSING

7.01	SELLER’S CONDITIONS
7.02	BUYER’S CONDITIONS

ARTICLE VIII	CLOSING

8.01	CLOSING
8.02	CLOSING OBLIGATIONS

ARTICLE IX	OBLIGATIONS AFTER CLOSING

9.01	SALES TAXES AND RECORDING FEES
9.02	FURTHER ASSURANCES
9.03	RECEIPT OF FUNDS BY BUYER
9.04	RECEIPT OF FUNDS BY SELLER
9.05	FILES AND RECORDS
9.06	BUYER’S DISCLAIMERS OF REPRESENTATIONS AND WARRANTIES
9.07	AUDITED FINANCIAL STATEMENTS

i

ARTICLE X	TERMINATION OF AGREEMENT

10.01	TERMINATION

ARTICLE XI	INDEMNIFICATION

11.01	OBLIGATION OF PARTIES TO INDEMNIFY
11.02	INDEMNIFICATION PROCEDURES - THIRD PARTY CLAIMS
11.03	DIRECT COSTS
11.04	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNITIES
11.05	LIABILITY CAP
11.06	EXCLUSIVE REMEDY
11.07	CLAIM REIMBURSEMENT AND REDUCTION

ARTICLE XII	GENERAL

12.01	EXHIBITS AND SCHEDULES
12.02	EXPENSES
12.03	USE OF SELLER’S NAME
12.04	NOTICES
12.05	AMENDMENTS
12.06	HEADINGS
12.07	COUNTERPARTS
12.08	REFERENCES
12.09	GOVERNING LAW
12.10	ENTIRE AGREEMENT
12.11	ASSIGNMENTS
12.12	PUBLIC ANNOUNCEMENTS
12.13	NOTICES AFTER CLOSING
12.14	SEVERABILITY
12.15	TIME IS OF THE ESSENCE
12.16	PARTIES IN INTEREST
12.17	INTERPRETATION
12.18	DEFINITIONS

ii

Exhibits and Schedules

Exhibit A - Real Property

Exhibit B - Facilities

Exhibit C - Facility Contracts

Exhibit D - Governmental Permits

Exhibit E - Forms of Assignment and Bill of Sale

Exhibit F -Gas Transportation Agreement

Exhibit G - Form of Guaranty

Schedule 2.03	-	Accounting Adjustments
Schedule 3.01(e)	-	Representations & Warranties of Seller - Judgments and Lawsuits
Schedule 3.01(i)	-	Representations & Warranties of Seller - Contracts
Schedule 3.01(j)	-	Representations & Warranties of Seller - Preferential Rights
Schedule 3.01(l)	-	Representations & Warranties of Seller - Title
Schedule 3.01(n)	-	Representations & Warranties of Seller - Compliance with Laws
Schedule 3.01(o)	-	Representations & Warranties of Seller - Environmental
Schedule 4.01(b)	-	Covenants of Seller
Schedule 5.01	-	Company Personnel
Schedule 12.18	-	Persons with Knowledge

iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) dated as of this 31st day of  July, 2003, is between Power-Tex Joint Venture, a Texas joint venture, (“Power-Tex”), Raptor Natural Plains Marketing LLC., a Delaware limited liability company which is an indirect wholly-owned subsidiary of ConocoPhillips Company (“RNPM”), and Raptor Gas Transmission LLC, a Delaware limited liability company which is an indirect wholly-owned subsidiary of ConocoPhillips Company (“RGT”) (Power-Tex, RNPM and RGT are collectively called “Seller”) and MarkWest Pinnacle, L.P., a Texas limited partnership (“Buyer”).  Notwithstanding any other provision to the contrary, the representations, warranties, covenants, obligations, liabilities and indemnities of Power-Tex, RNPM and RGT under this Agreement are several and not joint.

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

PURCHASE AND SALE

1.01                           Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (hereinafter defined), Seller agrees to sell and convey to Buyer effective as of the Effective Time (hereinafter defined), and Buyer agrees to purchase and pay for, all of Seller’s rights, titles and interests in and to the following described assets (such assets, less and except the Excluded Assets, hereinafter defined, are collectively referred to as the “Assets”):

(a)                                  the fee property, rights-of-way, easements, surface use agreements, and surface lease agreements used in connection with the ownership, operation or use of the Facilities (hereinafter defined) that are listed and described on Exhibit A – Real Property, attached hereto and by reference is made a part hereof, (collectively, the “Real Property”);

(b)                                 the pipelines and related equipment, and meter stations, valves, and other equipment, personal property, buildings and fixtures located on or appurtenant to the Real Property, including, without limitation, the personal property listed and described on Exhibit B - Facilities, attached hereto and by reference is made a part hereof, together with all other equipment, personal property, building and fixtures,  solely used or held for use in connection with the ownership or operation of the foregoing (collectively, the “Facilities”);

(c)                                  the transportation agreements, operating and maintenance agreements, leases, and other similar agreements solely relating to gas transported through the Facilities that are listed and described on Exhibit C – Facility Contracts, attached hereto and by reference is made a part hereof, (collectively, the “Facility Contracts”);

(d)                                 to the extent transferable or assignable, all governmental (whether federal, state or local) permits, licenses, orders, authorizations, and related instruments or rights used or held for use in connection with the ownership, operation or use of the Facilities (collectively, the “Governmental Permits”) that are listed and described on Exhibit D – Governmental Permits, attached hereto and by reference is made a part hereof;

(e)                                  all machinery, equipment, spare parts, tools, office equipment, furniture, testing equipment, measurement equipment, furniture, supplies and other tangible personal property (other than those listed on Exhibit B or tangible personal property held under lease by Seller) located at or appurtenant to the Facilities (other than leased equipment) or solely used or held for use in connection with the ownership, operation or use of the Facilities;

(f)                                    all merchantable inventory of natural gas located at the Facilities, including any line fill owned by Seller (collectively, the “Inventory”); and

(g)                                 all non-confidential and non-proprietary files, records, correspondence, studies, surveys, reports and other data in the actual possession or control of Seller solely relating to the ownership, operation or use of any of the above described Assets, including without limitation all title records, operational records, technical records, and right-of-way files and contract files, but excluding Seller’s corporate, financial and tax records, and legal files (except that Seller will provide Buyer with copies of any tax records that are necessary for Buyer’s ownership, administration or operation of the Assets) (collectively, the “Records”).

The parties agree that all gas sales and marketing agreements, and the Operational Balancing Agreement dated October 1, 1993 between Seller and Northern Natural, will not be included as part of the transactions contemplated hereby.  Buyer will make its own arrangements with Northern Natural, if desired, after Closing.

1.02                           Excluded Assets.  Notwithstanding anything to the contrary contained herein, there is hereby excluded from this purchase and sale the following assets (the “Excluded Assets”):

(a)                                  all cash, checks in process of collection, cash equivalents, proceeds, accounts receivable and credits, benefits, income or revenues and other funds attributable to the Assets and pertaining to any periods before the Effective Time;

(b)                                 all deposits, letters of credit, and bonds made or given by Seller or any Affiliate thereof prior to the date of this Agreement in favor of any third party;

(c)                                  all insurance policies, programs, reserves and related bonds of any nature and any claims payable in respect thereof;

(d)                                 all refunds, claims for refunds or rights to receive refunds from any taxing authority with respect to any taxes paid or to be paid by Seller or any Affiliate thereof relating to a period, or portions thereof, ending on or prior to the Effective Time;

(e)                                  Trade credits and rebates from contractors and vendors, and adjustments or refunds attributable to any period before the Effective Time, including tariff refunds, take-or-pay claims, insurance premium adjustments, and audit adjustments under the Facility Contracts;

(f)                                    all swaps, futures or other similar derivative-based transactions;

(g)                                 (i) All deposits, cash, checks in process of collection, cash equivalents and funds attributable to any period prior to the Effective Time, (ii) all accounts and notes receivable attributable to any period prior to the Effective Time, and (iii) any security or other deposits made with third parties prior to the Effective Time;

(h)                                 all funds, if any, held by Seller in suspense accounts and which represent funds due third parties in connection with the operation of the Facilities prior to the Effective Time (the “Suspense Funds”); it being understood that all responsibility for the Suspense Funds and the proper distribution thereof shall be part of the Retained Liabilities;

(i)                                     all proceeds, benefits, income or revenues attributable to periods prior to the Effective Time received in connection with the Assets;

(j)                                     to the extent that Seller elects to retain photocopies of any Records, all such photocopies;

(k)                                  any of Seller’s rights as a producer under any gas sales contract, gas processing contract, gas and/or liquids transportation agreement, or other similar contracts between Seller as a producer and any third party, and any of Seller’s rights in any oil, gas or mineral leasehold, any geophysical, seismic, and other technical data and interpretations thereof, or any confidential or proprietary data relating thereto, and any other right not expressly conveyed pursuant to this Agreement;

(l)                                     all vehicles, computer hardware, licensed software, and leased equipment and machinery; and

(m)                               all contracts and agreements except for the Facility Contracts, Real Property and Governmental Permits.

1.03                           Effective Time.  The purchase and sale of the Assets shall be effective for all purposes as of 7:00 a.m. Central Time on September 1, 2003 (the “Effective Time”).

1.04                           Assumption of Liabilities.  Effective as of the Effective Time, but subject to the Retained Liabilities and indemnity obligations of Seller in Section 11.01(a) hereof, Buyer hereby assumes and agrees to pay, honor and discharge when due and payable the obligations, liabilities and commitments relating to the ownership, operation, administration or use of the Assets (the “Assumed Liabilities”), including, but not limited to, the following:

(a)                                  all liabilities and obligations attributable to the Assets arising from, or alleged to be arising from or attributable to a violation of, or the failure to perform any obligation imposed by, Environmental Laws (hereinafter defined) in effect where the Assets are located, regardless of whether arising from or attributable to the ownership or operation of the Assets before or after the Effective Time, and regardless of whether resulting from any acts or omissions of Seller or the condition of the Property when acquired;

(b)                                 to the extent not previously paid by Seller and reflected as an increase in the Base Purchase Price (hereinafter defined) or the Closing Purchase Price (hereinafter defined) in accordance with Article II, all liabilities, obligations and commitments arising out of or related to all account or trade payables incurred by Seller relating to the ownership, operation or use of the Assets after the Effective Time;

(c)                                  all liabilities, obligations and commitments to remove all fixtures and equipment located on the Real Property and to cleanup and restore the Real Property upon any abandonment thereof;

(d)                                 subject to the adjustments set forth in Schedule 2.03, all rights against and obligations to third parties with respect to any gas imbalances attributable to the Facility Contracts, whether occurring before or after the Effective Time (the “Gas Imbalances”).

(e)                                  all other liabilities, obligations and commitments occurring, arising out of or related to the ownership, operation, administration or use of the Assets after the Effective Time.

1.05                           Retention of Liabilities.                Seller retains and agrees to pay, honor and discharge all obligations, liabilities and commitments relating to the ownership or operation of the Assets prior to the Effective Time (the “Retained Liabilities”) arising out of the following:

(a)                                  all liabilities, obligations and commitments arising out of or related to all accounts or trade payables incurred by Seller and relating to ownership, operation or use of the Assets before the Effective Time, except for the Gas Imbalances;

(b)                                 all operating expenses relating to Seller’s interest in the ownership or operation of the Assets before the Effective Time;

(c)                                  except to the extent assumed by Buyer above in Paragraph 1.04, all express and implied obligations and covenants under the terms of the Facility Contracts (except for the Gas Imbalances), all permits and governmental or regulatory authorizations related to the Assets, and all other orders and contracts to which the Assets are subject, to the extent those obligations and covenants relate to time periods before the Effective Time;

(d)                                 liabilities arising out of or related to offsite storage, treatment, disposal, transportation or handling of Hazardous Materials (as defined in Section 12.18) generated or used on and removed from the Assets prior to the Effective Time; and

(e)                                  for all periods of time before and after the Effective Time, all liabilities for Excluded Assets.

ARTICLE II

PURCHASE PRICE

2.01                           Purchase Price.  The purchase price payable by Buyer at the Closing for the Assets shall be $12,155,000.00 (the “Base Purchase Price”), subject to adjustment as provided in Section 2.02 (the Base Purchase Price as such may be adjusted prior to the Closing pursuant to Section 2.02 being referred to herein as the “Closing Purchase Price.” The Closing Purchase Price may be adjusted subsequent to the Closing pursuant to Sections 2.02 and 2.03.

2.02                           Adjustments to Purchase Price.  As may be mutually agreed by Seller and Buyer, but no later than three Business Days prior to Closing, the Base Purchase Price may be adjusted to reflect adjustments set forth in this Section 2.02, such adjustments to be reflected in the Preliminary Settlement Statement (as hereinafter defined).  Subsequent to the Closing, the Closing Purchase Price shall be adjusted to reflect the adjustments set forth in this Section 2.02 in accordance with Section 2.03.  Specifically, the Base Purchase Price or the Closing Purchase Price, as applicable, shall be subject to the following adjustments:

(a)                                  The Base Purchase Price or the Closing Purchase Price, as applicable, shall be increased without duplication by the following amounts:

(i)                                     the value of all Inventory, excluding line fill, held in storage or otherwise located within the Facilities as of the Effective Time and which is sold in the ordinary course of business by Buyer after the Effective Time pursuant to bona fide arms length transactions or independently published index prices in use within the gas industry and applicable to the markets to which the Assets are connected (with such value being equal to the actual amount received pursuant to such transactions).;

(ii)                                  the amount of all costs and expenses paid by Seller or any Affiliate in connection with the ownership, operation or maintenance of the Assets on or after the Effective Time; and

(iii)                               any further amounts mutually agreed upon by the parties.

(b)                                 The Base Purchase Price or the Closing Purchase Price, as applicable, shall be decreased, without duplication, by the following amounts:

(i)                                     to the extent not paid by Seller, an amount equal to the estimated ad valorem, property, production, severance and similar taxes (but not including income taxes) and which are attributable to the Assets for the period of time from January 1, 2003, to the Effective Time;

(ii)                                  the amount of all costs and expenses in connection with the ownership, operation or maintenance of the Assets before the Effective Time that, as of Closing, have not been paid by Seller or any Affiliate (but subject to Buyer’s Assumed Liabilities and the indemnities it provides as set forth in Article XI); and

(iii)                               any further amounts mutually agreed upon by the parties.

2.03                           Calculation of Post-Closing Adjustments.

(a)                                  As soon as practicable after the Closing, but not later than 120 days after the Closing, Seller shall prepare and deliver to Buyer a statement (the “Final Settlement Statement”) setting forth the calculation of each adjustment to the Closing Purchase Price contemplated by both Section 2.02 and Schedule 2.03.  As may be requested by Seller, Buyer shall promptly furnish all information that it or its Affiliates may have and that is useful to Seller in the calculation or verification of the Final Settlement Statement.  On or before the 20th day after receipt of the Final Settlement Statement, Buyer shall deliver to the Seller a written report containing any changes that Buyer proposes to be made to the Final Settlement Statement.  The parties shall undertake to agree upon the Final Settlement Statement not later than 150 days after the Closing Date.  If Buyer fails to propose any changes to the accounting set forth in the Final Settlement Statement within 20 days after its receipt of the proposed Final Settlement Statement from Seller, then it shall be deemed that Buyer agrees with the Final Settlement Statement as proposed by Seller.  The agreed upon Final Settlement Statement shall serve as the basis for calculating final adjustments to the Closing Purchase Price (subject to any further adjustments for Gas Imbalances as provided in Section 2.03 (d)).  The date upon which the Final Settlement Statement is agreed upon or is otherwise established hereunder, is hereinafter referred to as the “Final Settlement Date”.

(b)                                 If Buyer timely proposes changes to Seller’s proposed Final Settlement Statement and thereafter Seller and Buyer are unable to agree upon the Final Settlement Statement within 150 days from the Closing Date, PricewaterhouseCoopers, LLP is designated to act as an arbitrator and to decide all points of disagreement with respect to the Final Settlement Statement, such decision to be binding upon both parties.  If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall attempt to, in good faith, designate another acceptable person as the sole arbitrator under this Section 2.03(b).  If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer, or both of them, may in writing request the American Arbitration Association to appoint the substitute arbitrator.  The arbitration shall be conducted under the Texas General Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of such Act and the terms of this Agreement.  The costs and expenses of the arbitrator, whether the firm designated above, or a third party appointed pursuant to the preceding sentence shall be shared equally by Seller and Buyer.  If the Final Settlement Statement, after the resolution of all disputes, reflects an amount due to Seller, Buyer shall within five Business Days pay to the Seller, in immediately available funds, that amount.  If the Final Settlement Statement, after the resolution of all disputes, reflects an amount due to Buyer, Seller shall within five Business Days pay to Buyer, in immediately available funds, that amount.  Payments contemplated by the preceding two sentences shall include interest calculated from the Effective Time though the date of payment at the prime rate in effect as of the Final Settlement Date as published in the Wall Street Journal. Payment by Seller or Buyer, as applicable, of the amount due will constitute a full and final resolution of the items identified on the Final Settlement Statement; these items resolved will not be the subject matter of indemnity under Article XI of this Agreement.

(c)                                  Apportionment of Ad Valorem Taxes True-up.

(i)                                                 Real Property.  Real property taxes relating to the Assets shall be apportioned to the Effective Time based on actual costs. The 2003 real property ad valorem taxes on the Assets will be prorated between Buyer and Seller as of the Effective Time.  Buyer, upon receiving statements for 2003 real property ad valorem taxes (or taxes imposed in lieu thereof) assessed against the Assets, will pay them prior to delinquency, calculate the proration based on the Effective Time based on actual costs, and forward to Seller an invoice or a payment for Seller’s adjusted share of those taxes to the extent they differ from the amount deducted from the Base Purchase Price to arrive at the Closing Purchase Price under Section 2.02(b)(i) above.  If Seller receives an invoice as a result, Seller will pay the real property ad valorem and similar tax proration amount correction to Buyer within 20 days of receipt of the invoice.  Promptly following Closing, Buyer will notify all taxing authorities with jurisdiction over the Assets of the change in ownership of the Assets.

(ii)                                              Personal Property.  Property  taxes relating to the Assets shall be apportioned to the Effective Time based on actual costs. The 2003 personal property ad valorem taxes on the Assets will be prorated between Buyer and Seller as of the Effective Time.  Seller upon receiving statements for 2003 personal property ad valorem taxes (or taxes imposed in lieu thereof) assessed against the Assets will pay them prior to delinquency, calculate the proration based on the Effective Time based on actual costs, and forward to Buyer an invoice or a payment for Buyer’s adjusted share of those taxes to the extent they differ from the amount deducted from the Base Purchase Price to arrive at the Closing Purchase Price under Section 2.02(b)(i) above.  If Buyer receives an invoice as a result, Buyer will pay the personal property ad valorem and similar tax proration amount correction to Seller within 20 days of receipt of the invoice.  Promptly following Closing, Buyer will notify all taxing authorities with jurisdiction over the Assets of the change in ownership of the Assets.

(d)                                 Gas Imbalances.  The Base Purchase Price, as adjusted as herein provided, is inclusive of the amount, if any, attributable to the Gas Imbalances, whether the obligation is to make up gas, receive gas, or cash settle.  As provided in Schedule 2.03, the Closing Purchase Price will be adjusted for Gas Imbalances.  Notwithstanding the Final Settlement Statement, for a period of 24 months after the Closing Date such adjustments shall continue to be made after the Final Settlement Date with respect to any Gas Imbalances affecting the Facility Contracts that arose or accrued prior to the Effective Time.  Seller and Buyer agree that the existence of any Gas Imbalances shall not be deemed to be a title or environmental defect.  The adjustments provided in this Section 2.03 (d) and Schedule 2.03 is the sole remedy of Seller and Buyer for the existence of any Gas Imbalances, all other remedies as between Seller and Buyer being waived and released regardless of whether any inaccuracy may be discovered or adjustments in balancing accounts may be made after 24 months following the Closing Date.

2.04                           Allocation.  The Closing Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code and such allocation shall be mutually agreed to by Buyer and Seller.  The Buyer and Seller hereby agree to timely file IRS Form 8594 and all tax returns and reports consistently with such allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01                           Representations and Warranties of Seller.  Each Seller hereby represents and warrants to Buyer as follows:

(a)                                  Standing:  Each Seller other than Power-Tex Joint Venture is a limited liability company duly formed and in good standing under the laws of the state of Delaware, and is duly qualified to do business in the state of Texas.  Power-Tex Joint Venture is a validly existing Texas joint venture owned entirely by RNPM and RGT.

(b)                                 Requisite Authority: Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its other obligations under this Agreement.

(c)                                  Execution and Enforceability:  The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Seller at the Closing, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller.  No further authorization is required by any law, statute, regulation, court order or judgment applicable to Seller.  This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.

(d)                                 No Conflicts:  The execution and delivery of the Agreement and the consummation of the transaction contemplated hereby will not (i) violate, or be in conflict with, any provisions of Seller’s organizational documents, (ii) constitute a breach of, or any event of default under, any contract or agreement to which Seller is a party or by which it or the Assets are bound, except (x) with respect to any consents to transfer and waivers of preferential rights to purchase or similar provisions applicable to the transfer of the Assets contemplated hereby or (y) as could not reasonably be expected have a Material Adverse Effect, or (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Seller, except as could not reasonably be expected to have a Material Adverse Effect.

(e)                                  No Judgments or Lawsuits:  Except as disclosed in Schedule 3.01(e), no suit, action or other proceeding is pending before any court or governmental agency relating to the Assets as of the Effective Time to which Seller is a party and which may result in a Material Adverse Effect.

(f)                                    Permits, Licenses and Authorizations:  Insofar as Seller has knowledge, Seller holds all governmental licenses and permits, approvals, and authorizations, excluding environmental permits which are covered in Section 3.01(o) below, that are necessary for the ownership, operation and use of the Assets in accordance with Seller’s current practices, except as could not reasonably be expected to have a Material Adverse Effect.  Seller has complied with all of the laws, regulations and orders of the appropriate regulatory agencies affecting the Assets, except as could not reasonably be expected to have a Material Adverse Effect.  All necessary reports, required by any Governmental Authority with respect to Seller’s ownership or operation of the Assets have been timely, properly and accurately made, except as could not reasonably be expected to have a Material Adverse Effect.

(g)                                 Taxes:  All ad valorem, property, production, processing, severance and similar taxes and assessments attributable to Seller’s ownership or operation of the Assets that are due have been properly paid, except for such taxes or assessments, if any, as may be contested in good faith.

(h)                                 No Brokers:  Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(i)                                     Contracts:

(i)                                     Seller has made available to Buyer a true and correct copy of the Facility Contracts, including all amendments thereto, and each Facility Contract is valid and existing;

(ii)                                  Except as disclosed in Schedule 3.01(i), Seller is in substantial compliance with all applicable terms and requirements of each Facility Contract, except as could not reasonably be expected to have a Material Adverse Effect;

(iii)                               Except as disclosed in Schedule 3.01(i), to Seller’s Knowledge, each other person that has any obligation or liability under any Facility Contract is in substantial compliance with all applicable terms and requirements of each such Facility Contract, except as could not reasonably be expected to have a Material Adverse Effect;

(iv)                              Except as disclosed in Schedule 3.01(i), Seller has not given or received from any other person, any specific, written notice claiming a violation or breach of, or default under, any Facility Contract, except as could not reasonably be expected to have a Material Adverse Effect; and

(v)                                 Except as disclosed in Schedule 3.01(i), Seller is not participating in any attempts to renegotiate any amounts paid or payable to Seller under any of the Facility Contracts, Seller has not made a specific, written demand for such renegotiations, and Seller has not received a specific, written demand by another party to the Facility Contracts for such renegotiations.

(j)                                     Preferential Rights and Consents:  Except as provided in Section 9.06 (“Easement Consents”)with respect to easements, rights-of-way and permits (and noted on Exhibit A), and as set forth in Schedule 3.01(j) (the “Required Consents”), there are no consents to transfer or preferential rights to purchase applicable to the transfer of Assets contemplated hereby.

(k)                                  No Foreign Person:  Seller is not a “foreign person” within the meaning of the Code.

(l)                                     Title; Real Property; Personal Property; Easements:  Except as set forth in Schedule 3.01(l), Seller owns the Facilities, and the Facilities shall be free and clear of liens, adverse claims and encumbrances or other restrictions by, through, or under Seller, but not otherwise, subject to utilities in place, and easements and restrictions discernable from inspection or of record.

(m)                               Authorized Expenditures:  There are no Material outstanding authorizations for capital expenditure respecting the Assets for which Buyer will be liable other than ordinary trade payables pursuant to which such expenditures are or may be required to be made.

(n)                                 Compliance with Laws:  Except as set forth in Schedule 3.01(n) and for environmental matters that are covered under the representation in Section 3.01(o) below,

the Facilities have been operated in compliance with all laws and regulations, federal, state or local, domestic or foreign, applicable to such businesses including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety, labor and employment, except for such non-compliance as does not and cannot reasonably be expected to have a Material Adverse Effect.

(o)                                 Environmental Matters:

(i)                                     Insofar as Seller has Knowledge and except as set forth in Schedule 3.01(o), with respect to the Assets Seller is not in violation of Environmental Laws, except in each case for such violations as do not and cannot reasonably be expected to have a Material Adverse Effect;

(ii)                                  Insofar as Seller has Knowledge, except as set forth in Schedule 3.01(o), Seller has in force and effect all permits and licenses necessary under Environmental Laws for the ownership, operation and use of the Assets in accordance with Seller’s current practices, except in each case for such violations, permits, and licenses thereof as do not and cannot reasonably be expected to have a Material Adverse Effect; and

(iii)                               Except as set forth in Schedule 3.01(o), there are no existing or pending actions, suits, investigations, inquiries, proceedings or clean-up obligations by any Governmental Authority or third party against Seller relating to or arising out of any Environmental Laws with respect to the Assets or Seller’s ownership or operation of the Assets, except in each case for such matters as do not and cannot reasonably be expected to have a Material Adverse Effect.

(p)                                 Texas Railroad Commission and Other Regulatory Agencies.

(i)                                     All filings heretofore required to have been made by Seller with the Texas Railroad Commission, the Federal Energy Regulatory Commission (“FERC”), and all other federal, state and local agencies or commissions (collectively, the “Regulatory Agencies”) were made in compliance with applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings.

(ii)                                  The right of the Seller to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Regulatory Agency has not been suspended, and has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Facilities from any Regulatory Agency or customer.

(iii)                               No portion of the Facilities is subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938.

3.02                           Representations and Warranties of Buyer.  Buyer represents and warrants to the Seller that:

(a)                                  Standing:  Buyer is a duly organized, validly existing limited partnership organized and in good standing under the laws of the State of Texas and is qualified to do business in the States of Texas and New Mexico.

(b)                                 Requisite Authority:  Buyer has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into the Agreement and to perform its other obligations under this Agreement.

(c)                                  Execution and Enforceability: The execution and delivery of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer at the Closing, and the consummation of the transactions contemplated will have been duly authorized by all necessary corporate action on the part of the Buyer, and, no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer.  This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

(d)                                 No Conflicts:  The execution and delivery of the Agreement and the consummation of the transaction contemplated hereby will not (i) violate, or be in conflict with, any provisions of Buyer’s certificate or articles of incorporation or bylaws, or related documents, (ii) constitute a breach of, or any event of default under, any contract or agreement to which Buyer is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will adversely affect the ability of Buyer to perform its obligations hereunder, or (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer.

(e)                                  No Judgments, Lawsuits or Claims:  No suit, action or other proceeding is pending before any court or governmental agency as of the date of this Agreement to which Buyer is a party and which might materially hinder or impede the ability of Buyer to perform its obligations hereunder.

(f)                                    No Brokers:  Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

(g)                                 Buyer’s Reliance:  Buyer is an experienced and knowledgeable investor in the gas gathering and transportation business, including the business of owning and operating facilities similar to the Facilities.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional advisors concerning this Agreement, the Assets and the value thereof.  In entering into this Agreement, Buyer acknowledges that neither Seller nor any other

Person has made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Assets not included in this Agreement and the Schedules.  Without limiting the generality of the foregoing, no representation or warranty is made with respect to any information provided in connection with the solicitation of proposals to enter into the transaction contemplated by this Agreement.  Buyer further acknowledges that it has relied on the express representations and warranties contained in this Agreement, its own independent investigation and has not relied on any information furnished by Seller or any representative thereof in determining whether to enter into this Agreement.

ARTICLE IV

COVENANTS

4.01                           Covenants of Seller.  Seller covenants and agrees with Buyer as follows:

(a)                                  From the date of this Agreement until Closing, Seller: (i) will cause the Assets to be operated and maintained in a good and workmanlike manner, in all material respects, consistent with prior practices, and will pay or cause to be paid all costs and expenses in connection therewith; (ii) will not abandon any of the Assets; (iii) will comply in all material respects with all of the rules, regulations and orders of the appropriate regulatory agencies that are applicable to Seller and the Assets; (iv) will timely file, properly and accurately make in all material respects all reports required to be filed with the appropriate regulatory agencies; and (v) will pay all taxes and assessments with respect to the Assets which come due and payable prior to the Closing Date.

(b)                                 Without the prior written consent of Buyer (which will not be unreasonably withheld), from the date of this Agreement until Closing, Seller shall not, except as otherwise contemplated by this Agreement or as set forth in Schedule 4.01(b), (i)  sell or dispose of any of the Assets except in the ordinary and usual course of business; (ii) mortgage, pledge or otherwise encumber any of the Assets; (iii) enter into any contract, or modify a Facility Contract, that will require an expenditure of more than $10,000, other than in the ordinary and usual course of business; or (iv)  modify in any Material respect the Facilities.

(c)                                  Seller shall make reasonable efforts to obtain all Easement Consents, Required Consents and other necessary approvals from third parties to consummate the transactions contemplated in this Agreement prior to the Closing Date, except for consents from Governmental Authorities customarily obtained after Closing.

(d)                                 Seller shall give Buyer notice of any Losses valued at more than $25,000 affecting the Assets or any litigation initiated by or against Seller, of which Seller has notice, and which relates to the Assets or the ability of Seller to proceed to Closing.

(e)                                  Seller will use reasonable efforts to complete the project described in Schedule 3.01(e) prior to Closing.

(f)                                    Seller will provide reasonable support to Buyer in the transition of operation of the Assets to Buyer at and after Closing.

4.02                           Covenants of Buyer.  Buyer covenants and agrees with Seller as follows:

(a)                                  Buyer shall continue to treat all information, data and reports relating to the Assets received by Buyer pursuant to this Agreement in accordance with the terms and conditions of that certain Confidentiality Agreement dated April 8, 2003 between Seller’s Affiliate, ConocoPhillips Company and Buyer.

(b)                                 Buyer shall give Seller notice of any litigation initiated by or against Buyer, of which Buyer has notice, and which relates to the Assets or the ability of Buyer to proceed to Closing.

ARTICLE V

EMPLOYEE MATTERS

5.01                           Company Personnel. Seller’s employees who support the direct operation of the Assets are listed on Schedule 5.01 (“Company Personnel”).  Buyer shall have the right, prior to Closing, to interview employees of Seller who support the direct operation of the Property.  Buyer may offer employment with Buyer, contingent upon Closing, to any of such employees but has no obligation to do so.  Any such offer of employment with Buyer shall be upon terms and conditions generally provided to similarly situated employees of Buyer, but with a base pay rate at least equal to that being paid to each Company Personnel by Seller as of the last regularly scheduled workday immediately prior to Closing.  The Seller shall be responsible for benefits under any applicable severance plan and COBRA (in either case, if any) of the Company Personnel not accepting employment offers from Buyer. The Seller and Buyer shall fully cooperate with each other with respect to the mechanics and timing of any termination.  The Seller shall inform Buyer upon the termination from employment with Seller (and Seller’s controlled group as determined under Code sections 414(b), (c), (m), (n), and (o)) at any time in the future.

5.02                           Benefits. Buyer will permit each Company Personnel accepting employment to participate, on the same basis that similarly situated employees of Buyer participate, in the employee benefit and compensation plans, policies, practices, arrangements, and programs regularly made available to the employees of Buyer and its Affiliates who hold similar positions. Buyer will credit service prior to the Closing by any Company Personnel accepting employment as service with Buyer or an Affiliate of Buyer for purposes of vacation and enrollment in health insurance benefits.

5.03                           Seller’s Benefit Plans.  No assets or liabilities with respect to Company Personnel shall be transferred as a result of this Agreement from any employee benefit plan to any plan maintained or established by Buyer.  Benefits under the plans retained by the Seller or its Affiliates shall be payable to Company Personnel pursuant to the terms of such plans and shall constitute the only benefits to which Company Personnel are entitled with respect to their service with the Seller or any of its Affiliates prior to the Closing. As of the Closing, the Company Personnel accepting employment offers from Buyer shall cease to participate as active employees in any and all employee benefit plans maintained or sponsored by Seller and its Affiliates.

5.04                           Credits for Current Year Service.  From and after the Closing, for Company Personnel accepting employment, Buyer will (i) cause to be waived any waiting period or service requirements under benefit plans, policies, practices, arrangements, or programs of Buyer or its Affiliates in which Company Personnel participate, and (ii) cause to be credited any deductibles incurred by such Company Personnel and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the benefit plans provided by Buyer and its Affiliates.

ARTICLE VI

DUE DILIGENCE REVIEW OF THE PROPERTY

6.01                           Records Review and Confidentiality. .  To allow Buyer to confirm Seller’s title and conduct other due diligence with respect to the Assets, Seller shall give Buyer, and Buyer’s authorized representatives, at mutually agreeable times before Closing, access to all contract, land and lease, and operational records, to the extent such data and records are in Seller’s possession or control and relate to the Assets.  With Seller’s permission, Buyer may photocopy such records at its sole expense.  Buyer shall keep confidential all information made available to Buyer until the Closing Date.  Subject to Section 12.12, this Agreement and the terms and provisions thereof, including the Purchase Price, shall be maintained confidential by Buyer until Closing; provided however that this Agreement and the terms and provisions thereof may be disclosed to Buyer’s lenders, if any, and their consultants, who shall be required to keep such information confidential.  Subject to Section 12.12, Buyer shall take all reasonable steps necessary to ensure that Buyer’s authorized representatives comply with the provisions of this Section 6.01 and any confidentiality agreement in effect.

6.02                           Physical Inspection. .  Before Closing, (i) with respect to that portion of the Assets operated by Seller, Seller will permit Buyer and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Assets, and to access the Assets for transition planning purposes, at times approved by Seller, and (ii) with respect to that portion of the Assets not operated by Seller, Seller will attempt to obtain access to the Assets, in accordance with the applicable operating agreements, for Buyer and its representatives, at their sole risk and expense, to conduct reasonable inspections of the Assets at times approved by the operator of the Assets.  Buyer shall repair any damage to the Assets resulting from its inspection and shall indemnify, defend and hold Seller harmless from and against any and all Claims arising from Buyer inspecting and observing the Assets, including, without limitation, (i) Claims for personal injuries to or death of employees of the Buyer, its contractors, agents, consultants and representatives, and damage to the property of Buyer or others acting on behalf of Buyer, regardless of whether and including such Claims arising out of or resulting, in whole or part, from the condition of the Assets or Seller’s (or its employees’, agents’, contractors’, successors’ or assigns’) sole or concurrent negligence, strict liability or fault, and (ii) Claims for personal injuries to or death of employees of Seller or third parties, and damage to the property of Seller or third parties, to the extent caused by the negligence, gross negligence or willful misconduct of Buyer.

6.03                           Environmental Assessment.

(a)                                  Inspection.  Up to five (5) days prior to Closing, the Buyer will have the right, at its sole cost, to conduct a Phase I environmental assessment of the Assets.  However, the Phase I environmental assessment must be conducted by an agent or representative (the “Inspector”) of Buyer acceptable to both Seller and Buyer.  For purposes of this Agreement, a Phase I environmental assessment means an Environmental Site Assessment in accordance with ASTME 1527-00, including (i) a review of Seller’s and the government’s environmental records, (ii) the submission of pre-inspection questionnaires to Seller, (iii) a site visit to visually inspect the Assets, and (iv) interviews with corporate and site personnel of Seller.  A Phase I environmental assessment does not include soil or groundwater sampling or subsurface testing of any kind.

(b)                                 Inspection Results.  Each party will be entitled to receive a copy of Inspector’s Phase I review of the Assets, including all written reports, data and conclusions.  Until Closing, Buyer agrees not to disclose the Phase I inspection results for the Assets, or any Seller information reviewed during the Phase I environmental assessment, to third parties without the agreement of Seller, except as required by law or by the order of a court or regulatory agency.  Following Closing, and for five (5) years after the Closing Date, Seller agrees not to disclose the Phase I inspection results for the Assets, or any Seller information, to third parties without the agreement of Buyer, except as required by law or by the order of a court or regulatory agency.  These confidentiality obligations shall survive the termination of this Agreement for any reason.

(c)                                  Notice of Adverse Environmental Conditions.  Prior to Closing, Buyer will review the inspection results for the Assets and determine based on those results if any Adverse Environmental Conditions exist with respect to the Assets.  No later than five (5) Business Days before Closing, Buyer will notify Seller in writing of any Adverse Environmental Condition with respect to the Assets.  Such notice shall describe in reasonable detail the Adverse Environmental Condition, include all data and information in Buyer’s and the Inspector’s possession or control bearing thereon, and include the estimated Environmental Defect Value attributable thereto.  The “Environmental Defect Value” attributable to any Adverse Environmental Condition will be the estimated amount of all reasonable costs and Claims, net to Seller’s interest in the property, associated with the existence, remediation or correction of the Adverse Environmental Condition, as reasonably determined and estimated by the Inspector.  The term “Adverse Environmental Condition” means and includes, with respect to any portion of the Assets, (i) the failure of the Assets to be in compliance with applicable Environmental Laws, (ii) the Assets being subject to any agreements, consent orders, decrees, or judgments, in existence at this time based on any Environmental Laws that negatively impact the future use of any portion of the Assets, or that require any change in the present conditions of any of the Assets, or (iii) the Assets being subject to any uncured notices of violations of or noncompliance with any applicable Environmental Laws; provided, however, that no matter shall be deemed to be or constitute an Adverse

Environmental Condition unless the Environmental Defect Value attributable thereto exceeds $10,000, net to Seller’s interest in the Assets.

6.04                           Right and Remedies for Adverse Environmental Conditions.

(a)                                  With respect to any Adverse Environmental Condition affecting the Assets, Buyer may (a) request Seller to cure the Adverse Environmental Condition, but Seller will have no obligation to cure the Adverse Environmental Condition, or (b) request an adjustment in the Purchase Price equal to the Environmental Defect Value.  If Seller and Buyer are unable to agree no later than two (2) Business Days before Closing on curative measures or an adjustment in the Purchase Price with respect to any such Adverse Environmental Condition, the parties will have the rights and remedies set forth in subpart (b) of this Section 6.04.

(b)                                 The rights and remedies of the parties with respect to Adverse Environmental Conditions on the Assets on which the parties cannot agree on curative measures or a Purchase Price adjustment are as follows:

(i)                                     If the collective Environmental Defect Values of the Adverse Environmental Conditions is less than two percent (2%) of the Base Purchase Price, the parties will be obligated to proceed with Closing as to all of the Assets without curative action by Seller with respect to such Adverse Environmental Conditions and without an adjustment to the Base Purchase Price.

(ii)                                  If the collective Environmental Defect Values of the Adverse Environmental Conditions equals or exceeds two percent (2%) of the Purchase Price, either Seller or Buyer may if practical exclude the portion of the Assets affected by the Adverse Environmental Condition, in which case the Base Purchase Price will be reduced by an agreed value to be allocated to the excluded Assets and the parties will be obligated to proceed with Closing, subject to the termination rights of the parties under subpart (iii) of this Section 6.04 (b) below.  If it is not practical to exclude said portion of the Assets then the parties may agree to an appropriate adjustment in the Base Purchase Price, or failing any agreement, the parties will have the termination rights described in subpart (iii) below.

(iii)                               If the collective Environmental Defect Values of the Adverse Environmental Conditions equals or exceeds ten  percent (10%) of the Base Purchase Price, either party may terminate this Agreement, and neither Seller nor Buyer will have any further obligation to conclude the transfer of the Assets under this Agreement.  However, the right of termination under this subpart (iii) must be exercised no later than two (2) Business Days before Closing, after which both parties will be deemed to have waived their termination rights under this subpart (c) in connection with Adverse Environmental Conditions.

(c)                                  Notwithstanding any agreement by Seller to a attempt to cure an Adverse Environmental Condition or to reduce the Base Purchase Price due to an Adverse Environmental Condition with respect to the Assets, or any other provision of this Agreement, Buyer at Closing will assume all environmental obligations and liabilities with respect to the Assets, as provided in Section 1.04(a) (but excepting the environmental obligations and liabilities retained by Seller in Section 1.05(d)).

(d)                                 The term “cure” or “curative” means, with respect to any Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to remediate such Adverse Environmental Condition to the degree necessary such that such environmental condition no longer constitutes an Adverse Environmental Condition as defined above.  Seller shall promptly notify Buyer at such time as it believes it has cured an Adverse Environmental Condition.  Buyer shall promptly notify Seller of whether it agrees such condition is cured.  If Buyer fails to notify Seller of its determination with respect to such cure within ten (10) days following receipt of Seller’s notice, such Adverse Environmental Condition shall be deemed cured.

6.05                         Exclusive Remedies.  . The remedies set forth in this Article VI are the sole and exclusive remedies of Buyer and Seller with respect to any Adverse Environmental Condition (and all environmental obligations and liabilities arising out of any such Adverse Environmental Condition) attributable to Seller’s ownership or operation of the Assets prior to the Effective Time, regardless of whether Buyer notifies Seller of any such Adverse Environmental Condition.  Buyer and Seller shall have no other liability to each other for any such Adverse Environmental Condition (or its related environmental obligations and liabilities) whether or not known to Buyer prior to Closing except as expressly provided in this Article VI.

6.06                         Waiver and Release. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE VI, ALL ADVERSE ENVIRONMENTAL CONDITIONS RELATING TO THE ASSETS, WHETHER KNOWN OR UNKNOWN SHALL BE WAIVED BY BUYER FOR ALL PURPOSES, AND BUYER SHALL HAVE NO RIGHT TO SEEK AN ADJUSTMENT TO THE BASE PURCHASE PRICE, MAKE A CLAIM AGAINST SELLER OR SEEK INDEMNIFICATION FROM SELLER ASSOCIATED WITH SAME.  IN ADDITION, IN THE EVENT THE PARTIES HAVE AGREED TO REMEDY OR CURE AN ADVERSE ENVIRONMENTAL CONDITION OR TO ADJUST THE BASE PURCHASE PRICE TO COMPENSATE FOR AN IDENTIFIED ADVERSE ENVIRONMENTAL CONDITION FOR WHICH BUYER HAS PROVIDED NOTICE, THEN BUYER SHALL ACQUIRE THE AFFECTED PORTIONS OF THE ASSETS “WHERE IS” AND “AS IS” WITH NO RIGHT TO RECOVER ANY FURTHER AMOUNTS FROM SELLER FOR ANY LIABILITIES, COSTS OR EXPENSES RELATED TO SUCH IDENTIFIED ENVIRONMENTAL DEFECTS (INCLUDING, WITHOUT LIMITATION, CERCLA LIABILITY AND DAMAGES TO NATURAL RESOURCES), WHETHER CONTRACT, TORT OR STATUTORY, REGARDLESS OF THE NEGLIGENCE, FAULT OR STRICT (STATUTORY) LIABILITY OF SELLER.

ARTICLE VII

CONDITIONS TO CLOSING

7.01                           Seller’s Conditions.  The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

(a)                                  All representations, warranties and covenants of Buyer contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations, warranties and covenants were made at and as of the Closing, except that any representation or warranty that by its terms is stated to be made as of a particular date need be true in all material respects as of such date; and Buyer shall have performed and satisfied in all material respects all other obligations required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing;

(b)                                 No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay, or challenging the validity of any transaction contemplated by this Agreement;

(c)                                  Neither party shall have terminated this Agreement pursuant to Section 6.04 (b);

(d)                                 Buyer and ConocoPhillips Company shall have entered into a Transportation Agreement in the form and substance of Exhibit F hereto;

(e)                                  Seller and MarkWest Energy Partners, L.P. shall have entered into a Guaranty in the form and substance of Exhibit G hereto. and

(f)                                    Seller will not be obligated to close if Seller is unable, due to no fault or failure on the part of Seller, to close and convey, all of the Assets at one Closing and to receive at such Closing the entire Closing Purchase Price, adjusted as provided in Section 2.02, and to be paid pursuant to Section 8.02 (c).

7.02                           Buyer’s Conditions.  The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer:

(a)                                  All representations, warranties and covenants of Seller contained in this Agreement shall be true in all material respects at and as of the Closing as if such representations, warranties, and covenants were made at and as of the Closing, except that any representation or warranty by its terms is stated to be made as of a particular date need be true in all material respects as of such date; and Seller shall have performed and satisfied in all material respects all other obligations required by this Agreement to be performed and satisfied by Seller at or prior to the Closing;

(b)                                 No order of any court or governmental agency shall be in effect which restrains or prohibits the consummation of the transaction contemplated by this Agreement and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or governmental agency seeking to prohibit or delay, or challenging the validity of any transaction contemplated by this Agreement;

(c)                                  Neither party shall have terminated this Agreement pursuant to Section 6.04 (b);

(d)                                 Seller shall have received (and shall have furnished copies thereof to Buyer) the Required Consents to assign the contracts listed in Schedule 3.01(j);

(e)                                  All notifications and approvals required to transfer any Governmental Permits shall have been provided or obtained (except for those customarily obtained after Closing and, if the Governmental Authority typically does not grant consent but requires the issuance of a new permit to the assignee, Buyer has applied for such new permit), which, if not obtained, would materially adversely impact Buyer’s operation of the Assets;

(f)                                    Buyer shall not, between the date hereof and Closing, have become aware of any defects in title to the Real Property and land use permits required to operate and use the Assets that would reasonably be expected to increase the costs of Buyer’s operation or reduce the value of the Assets by more than $250,000 in cumulative net present value;

(g)                                 The project described in Schedule 3.01(e) shall have been completed and the line returned to service.

(h)                                 Buyer and ConocoPhillips Company shall have entered into a Transportation Agreement in the form and substance of Exhibit F hereto;

(i)                                     Buyer and ConocoPhillips Company shall have entered into a Guaranty in the form and substance of Exhibit G hereto; and

(j)                                     Seller shall have attempted to obtain the Easement Consents; provided, however, with respect to any Real Property for which Seller has not obtained any requisite Easement Consent to assign to Buyer, such shall not be a reason to not proceed to Closing.  The parties shall proceed to Closing and such Real Property shall not be assigned at Closing but will be held in trust by Seller for the benefit and expense of Buyer until such consent has been obtained.  Upon obtaining the requisite consent, the affected Real Property shall be assigned to Buyer in the same form as Exhibit E.

ARTICLE VIII

CLOSING

8.01                           Closing.  The consummation of the transaction contemplated hereby (herein called the “Closing”) shall be held at the offices of Seller in Houston Texas, on September 2, 2003, or on such other date as the parties hereto may mutually agree in writing (the date on which the Closing occurs is referred to as the “Closing Date”).  If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived.

8.02                           Closing Obligations.  At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                  Seller and Buyer shall execute, acknowledge and deliver the Assignments and Bill of Sale in the forms and substance of Exhibit E hereto (in sufficient counterparts to facilitate recording), and in addition Seller shall provide an assignment to Buyer of any Real Property held by ConocoPhillips Company, in the form of Exhibit E.

(b)                                 Seller shall prepare and deliver to Buyer and Buyer shall execute and deliver a settlement statement (herein called the “Preliminary Settlement Statement”) that shall set forth the Closing Purchase Price and the calculation of each adjustments used to determine the Closing Purchase Price.  Seller shall deliver a draft of the Preliminary Settlement Statement to Buyer at least five (5) Business Days prior to Closing.

(c)                                  Buyer shall pay the Closing Purchase Price to Seller by wire transfer in immediately available funds.

(d)                                 Seller shall deliver to Buyer, a certificate signed by an authorized officer of Seller certifying the fulfillment of the conditions set forth in Section 7.02 (a).

(e)                                  Buyer shall deliver to Seller a certificate signed by an authorized officer of Buyer certifying the fulfillment of the conditions set forth in Section 7.01 (a).

(f)                                    ConocoPhillips Company and Buyer shall execute and deliver a Gas Transportation Agreement in the form and substance of Exhibit F hereto.

(g)                                 The Guaranties described in Sections 7.01(e) and 7.02(i) shall be provided.

ARTICLE IX

OBLIGATIONS AFTER CLOSING

9.01                           Sales Taxes and Recording Fees.  Buyer and Seller believe that the sale of Assets, as contemplated by this Agreement, constitutes a “casual sale”, and that as a result no sales tax shall be applicable to the transaction.  Buyer and Seller agree to take all reasonable action necessary to support this transaction as a casual sale.  However, Buyer shall pay all applicable sales taxes occasioned by the sale of the Assets and all documentary, filing and recording fees required in connection with the filing and recording of any assignments.

9.02                           Further Assurances.  After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered all such instruments and take all such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.  Without limiting the foregoing, with respect to any Easement Consents not obtained on or prior to Closing, and any consents to assign necessary for the conveyance of any rights-of-way, easements or permits, Seller shall use reasonable efforts to obtain, and shall cooperate with Buyer in obtaining, all such Consents as soon as practicable thereafter.

9.03                           Receipt of Funds by Buyer.  If at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to Seller that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to Seller.

9.04                           Receipt of Funds by Seller.  If at any time subsequent to the Closing, Seller comes into possession of money or property belonging to the Buyer that was not previously accounted for by credit or adjustment according to this Agreement such money or other property shall be promptly delivered to the Buyer.

9.05                           Files and Records.  As soon as practicable after Closing, Buyer and Seller shall arrange for the delivery of the Records to Buyer.  For a period of five years after the Closing Date Buyer shall allow Seller access to the Records during Buyer’s normal business hours after Closing for any legitimate business purpose; provided that, any copies of Records made by Seller shall be at the sole expense of Seller.  Seller shall not be entitled to any confidential record of Buyer.

9.06                           Buyer’s Disclaimers of Representations and Warranties.  The express representation and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. EXCEPT FOR SELLER’S SPECIAL WARRANTY OF TITLE PROVIDED IN SECTION 3.01 (L), SELLER EXPRESSLY DOES NOT WARRANT TITLE TO ANY REAL PROPERTY. IT IS FURTHER EXPRESSLY UNDERSTOOD BY THE PARTIES HERETO THAT, EXCEPT AS SET FORTH IN SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN SECTION 3.01, THE ASSETS ARE TO BE SOLD BY SELLER AND PURCHASED BY BUYER AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS, BOTH PATENT AND LATENT, EXCEPT TO THE EXTENT INCLUDED WITHIN THE RETAINED LIABILITIES OF SELLER, AND WITHOUT WARRANTIES OF TITLE (OTHER THAN SELLER’S SPECIAL WARRANTY OF TITLE PROVIDED IN SECTION 3.01 (L)), MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, REGARDLESS OF HOW SUCH FAULTS AND DEFECTS WERE

CAUSED OR CREATED (BY SELLER’S NEGLIGENCE, ACTIONS, OMISSIONS, OR FAULT, OR OTHERWISE) UNLESS ENCOMPASSED WITHIN THE RETAINED LIABILITIES OF SELLER. BUYER ACKNOWLEDGES IT HAS HAD OR WILL HAVE HAD A REASONABLE OPPORTUNITY TO INSPECT AND EXAMINE THE CONDITION OF EACH AND EVERY ITEM THEREOF, INCLUDING THE ENVIRONMENTAL CONDITION OF THE ASSETS, PRIOR TO CLOSING, AND SUBJECT TO ARTICLE VI, BUYER ACCEPTS THE CONDITION OF EACH AND EVERY ITEM THEREOF, INCLUDING THE ENVIRONMENTAL CONDITION OF THE ASSETS. ALTHOUGH SELLER HAS MADE, AND UNTIL CLOSING WILL MAKE, ALL OF ITS FILES AND RECORDS AVAILABLE TO BUYER, EXCEPT AS SPECIFICALLY STATED HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY TITLE OPINION, DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THE ASSETS INCLUDING, WITHOUT LIMITATION, ANY DESCRIPTION OF THE ASSETS, THE PRICING ASSUMPTIONS, THE ENVIRONMENTAL CONDITION OF THE ASSETS, ANY OTHER MATTERS CONTAINED IN THE MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. IN ENTERING INTO AND PERFORMING THIS AGREEMENT, BUYER HAS RELIED AND WILL RELY SOLELY UPON SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES AND ON ITS INDEPENDENT INVESTIGATION OF, AND JUDGMENT WITH RESPECT TO, THE ASSETS AND THEIR VALUE.  WITH RESPECT TO THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS FOR THE PIPELINES COMPRISING A PART OF THE ASSETS, SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT THEY ARE IN FORCE AND EFFECT; THAT THEY MAY BE ASSIGNED; THAT THEY ARE CONTIGUOUS; THAT THE PIPELINES LIE WITHIN THE EASEMENTS, RIGHTS-OF-WAY AND PERMITS; OR THAT THEY GRANT ANY RIGHTS.  SELLER EXPRESSLY DISCLAIMS, AND BUYER HEREBY WAIVES, ALL WARRANTIES AND REPRESENTATIONS THAT THERE ARE ANY EASEMENTS, RIGHTS-OF-WAY, OR PERMITS IN FORCE AND EFFECT WITH RESPECT TO THE PIPELINES.  If necessary, Buyer shall secure its own rights to operate and maintain the pipelines on the land of others at its own expense.  If any consents of third parties are required to assign the easements, rights-of-way, permits, or other agreements with respect to the pipeline, Buyer shall secure any necessary consents to assign at its own expense; provided, however, Seller shall provide such assistance to Buyer to secure the consents as provided in Sections 4.01(c) and 9.02.

9.07                           Audited Financial Statements.  Seller acknowledges that, in order to comply with requirements of Regulation S-X promulgated by the Securities and Exchange Commission, Buyer may need to engage its independent public accountants, PricewaterhouseCoopers (“PWC”), to conduct an audit and provide an audit opinion in accordance with US generally accepted accounting principles. Power-Tex agrees to cooperate with Buyer by providing access to electronic spreadsheet summaries and paper copies of the Power-Tex historical financial records related to the assets acquired, the related assigned contracts, and direct operating expenses to enable the Buyer to prepare the following: income statement for 2002, income statement for the first half of 2003, balance sheet as of January 1, 2002, balance sheet as of December 31, 2002, balance sheet as of June 30, 2003, statement of cash flows for 2002, statement of cash flows for first half of 2003, statement of capital for 2002, statement of capital for first half of 2003, and the information required for financial statement disclosures. Subject to Sections 6.01, 9.06, and the Confidentiality Agreement described in Section 4.02(a) Power-Tex shall provide such access to electronic spreadsheet summaries and paper copies, during normal business hours, before and after the Closing Date, and shall respond to questions in a reasonable timeframe and manner to enable the Buyer to prepare the required financial statements, to enable the Buyer to provide any necessary management representations on the Financial Statements, and for PWC to audit the 2002 Financial Statements. If during the compilation process of the 2002 information it is determined that Buyer will be required to file two years audited Financial Statements, Power-Tex will also make the information available to enable the Buyer to prepare the 2001 Financial Statements (e.g. income statement for 2001, balance sheet as of January 1, 2001, statement of cash flows for 2001, statement of capital for 2001, and the required financial statement disclosures). Seller takes no responsibility for the Buyer’s ability to have audited Financial Statements for the assets acquired within 75 days after the Closing Date.  All expenses of the preparation of the financial statements and auditing of the financial statements shall be borne by the Buyer.

ARTICLE X

TERMINATION OF AGREEMENT

10.01                     Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)                                  by mutual written consent of Buyer and Seller;

(b)                                 by either Buyer or Seller if the Closing shall not have occurred by September 15, 2003; provided, however, that this right to terminate this Agreement shall not be available to a party if its breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(c)                                  by either Buyer or Seller if any court or governmental agency shall have issued an order, decree, or ruling or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(d)                                 by either Buyer or Seller if the terminating party is not then in material breach of this Agreement and if (i) with respect to a termination by Buyer, there shall have been any material breach of one or more representations or warranties of Seller, (which has not been waived) or material breach of one or more covenants or agreements set forth in this Agreement by Seller, (which has not been waived), or (ii) with respect to a termination by Seller, there shall have been a material breach of one or more representations or warranties of Buyer (which has not been waived) or material breach of one or more covenants or agreements set forth in this Agreement by Buyer (which has not been waived).

ARTICLE XI

INDEMNIFICATION

11.01                     Obligation of Parties to Indemnify.

(a)                                  Subject to the limitations set forth in this Article XI, effective as of the Closing, Seller hereby indemnifies, defends and holds harmless Buyer, its Affiliates and their respective directors, officers, employees and agents (the “Buyer Indemnified Parties”) from and against any and all Claims, losses, damages, liabilities, deficiencies, obligations, Costs or expenses of any kind or type (including reasonable costs of defense and investigations, settlements, and reasonable attorneys’ fees and also including any losses attributable to personal injury or death or property damage) (collectively, “Losses”) arising out of or resulting from any of the following:

(i)                                     the Retained Liabilities;

(ii)                                  the breach by Seller of any agreement or covenant of Seller hereunder; and

(iii)                               the inaccuracy or breach of any representation or warranty made by Seller herein.

(b)                                 Buyer, effective as of the Closing, hereby indemnifies, defends and holds harmless Seller, its Affiliates and their respective directors, officers, employees, agents and successors and assigns (the “Seller Indemnified Parties”), from and against any and all Losses arising out of or resulting from any of the following:

(i)                                     the Assumed Liabilities;

(ii)                                  the breach by Buyer of any agreement or covenant of Buyer hereunder; and

(iii)                               the inaccuracy or breach of any representation or warranty made by Buyer herein.

11.02                     Indemnification Procedures - Third Party Claims.

(a)                                  If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any Claim or the imposition of any penalty or assessment for which indemnity may be sought under this Article XI (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article XI, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with notice of such Third Party Claim.  The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim.  Such defense or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith.  In the event that the Indemnifying Party fails to assume the defense or settlement of any Third Party Claim within 10 Business Days after receipt of notice thereof from the Indemnified Party, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

(b)                                 The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim (provided, however, that the Indemnifying Parties shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel);

(c)                                  The Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets, or financial condition.

(d)                                 No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of such Third Party Claim.

(e)                                  Notwithstanding Paragraph 11.02(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission, or acknowledgment of any Third Party Claim as to which the Indemnifying Party fails to assume the defense within 10 Business Days after receipt of notice thereof from the Indemnified Party or to the extent the Third Party

Claim seeks an order, injunction, or other equitable relief against the Indemnified Party which, if successful, would materially adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

11.03                     Direct Costs.  In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Paragraph 11.02 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof.  Subject to the limitations otherwise set forth in this Article XI, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such Claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such matter.

11.04                     Survival of Representations, Warranties, Covenants and Indemnities. The representations, warranties, covenants, and indemnities made by Seller pursuant to this Agreement or any certificate or other document delivered by Seller at the Closing shall survive the Closing for a period of 24 months following the Closing Date.  Representations, warranties, covenants, and indemnities of Seller under this Agreement shall be of no further force or effect after the expiration date specified above; provided, however, that there shall be no such termination of any representation, warranty, covenant or indemnity with respect to a bona fide claim asserted with respect thereto prior to such date in accordance with this Article XI.  All representations, warranties, covenants, and indemnities of Buyer shall survive the Closing.

11.05                     Liability Cap.  NO CLAIM FOR INDEMNIFICATION MAY BE MADE UNDER SECTION 11.01 UNLESS AND UNTIL THE AGGREGATE AMOUNT OF LOSSES THAT MAY BE CLAIMED THEREUNDER EXCEEDS $100,000, AND THE INDEMNIFYING PARTY SHALL BE LIABLE UNDER SECTIONS 11.01 ONLY TO THE EXTENT SUCH LOSSES SUFFERED BY THE INDEMNIFIED PARTY EXCEED $100,000 IN THE AGGREGATE.  NO LOSS WHICH INVOLVES LESS THAN $10,000 SHALL BE INCLUDED IN DETERMINING WHETHER THE AMOUNT OF SUCH INDEMNIFICATION EXCEEDS THE THRESHOLD AMOUNT OF $100,000. IN NO EVENT SHALL SELLER’S LIABILITY FOR ANY LOSSES UNDER THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY EXCEED 50% OF THE BASE PURCHASE PRICE.

11.06                     Exclusive Remedy.  EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO (I) ANY AND ALL LOSSES ARISING FROM A THIRD PARTY CLAIM, (II) ANY OTHER THIRD PARTY CLAIMS PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, OR (III) ANY OTHER THIRD PARTY CLAIMS RELATING TO THE ASSETS AND THE PURCHASE AND SALE OF SAME BY BUYER AND SELLER, SHALL BE LIMITED TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE XI. NOTWITHSTANDING ANYTHING TO THE CONTRARY STATED HEREIN, THE PARTIES HERETO SHALL NOT BE

LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT.

11.07                     Claim Reimbursement and Reduction.  Any claim for Losses shall be reduced to the extent of any third party insurance or condemnation payment actually received by the Indemnified Party or, alternatively, at the option of the Indemnifying Party, the rights of the Indemnified Party against any insurer or Governmental Authority with respect to such claim shall be assigned to the Indemnifying Party.

ARTICLE XII

GENERAL

12.01                     Exhibits and Schedules.  All Exhibits and Schedules attached hereto are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.  Each party to this Agreement and its counsel has received a complete set of all Exhibits and Schedules prior to and as of the execution of this Agreement.

12.02                     Expenses.  All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

12.03                     Use of Seller’s Name.  By no later than 90 days after Closing, Buyer shall, to the best of its abilities, have removed or caused to have been removed the names and marks used by Seller and any Affiliate, and all variations and derivations thereof and logos relating thereto, from the Assets.  Buyer shall not thereafter make any use whatsoever of those names, marks and logos.

12.04                     Notices.  All notices or communications required or permitted under this Agreement shall be in writing, and any notices or communications hereunder shall be deemed to have been duly made if delivered by (a) personal delivery, (b) overnight delivery service, (c) fax, or (d) three Business Days after being placed in first class certified mail, postage prepaid, with return receipt requested to the following addresses:

All notices to Seller shall be delivered to:

Power-Tex Joint Venture

Raptor Natural Plains Marketing LLC.

Raptor Gas Transmission LLC

600 North Dairy Ashford

Houston, Texas  77079

Attn:  Gas and Power Asset Manager

Fax No.:  (281) 293-5019

All notices to Buyer shall be delivered to:

MarkWest Pinnacle, L.P.

155 Inverness Drive West, Suite 200

Englewood, CO 80112

Attn:     John Mollenkopf

Fax No.:  (303) 290-8769

The address at which any party hereto is to receive notice may be changed from time to time by such party by giving notice of the new address to all other parties hereto.  Any notice or communication given by fax shall be promptly confirmed by delivery of a copy of such notice or communication by hand or overnight delivery service.

12.05                     Amendments.  This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

12.06                     Headings.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

12.07                     Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

12.08                     References.  References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations.

12.09                     GOVERNING LAW.  THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ANY CONFLICT OF LAWS RULES.

12.10                     Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.  No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

12.11                     Assignments.  Except as provided below, neither Buyer nor Seller may assign all or any portion of their respective rights or delegate any portion of their duties hereunder without the prior written consent of the other, which consent shall not be unreasonably withheld. However, Seller may freely assign its rights and obligations herein to an Affiliate without the necessity of seeking consent from Buyer.

12.12                     Public Announcements.  No party will issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld.

12.13                     Notices After Closing.  Buyer and Seller hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Assets while owned by such other party.

12.14                     Severability.  If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

12.15                     Time is of the Essence.  It is understood and agreed that time is of the essence in this Agreement.

12.16                     Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, (except as set forth in the indemnification provisions of this Agreement) is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

12.17                     Interpretation.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  References to defined terms in the singular shall include the plural and references to defined terms in the plural shall include the singular.

12.18                     Definitions. The following terms wherever used in this Agreement shall have the following meanings:

“Affiliate” of any party means any person or entity controlling, controlled by or under common control with such party;

“Business Day” means any day on which banks are open for business in Houston, Texas, other than Saturday or Sunday;

“Claims” means any and all claims, demands, suits, causes of action, losses, damages, Liabilities, fines, penalties, and costs (including attorneys’ fees and litigation costs), whether known or unknown, that are brought by or owed to a third party, including any Governmental Authority;

“Code” means the Internal Revenue Code of 1986, as amended.  All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

“Costs” means, other than Claims, all costs and damages and other amounts related to the relevant matter, including remediation costs; provided however, that notwithstanding the foregoing, the term “Costs” shall include attorneys fees and court costs;

“Environmental Laws” as used herein means all federal, state and local laws, statutes, ordinances, permits, orders, judgments, rules or regulations relating to (i) the control of any pollutant or potential pollutant, the protection of the air, water, land or the environment, or the prevention of environmental damage, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (iii) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful;

“Governmental Authority” means any federal, state, or local governmental or quasi-governmental authority, body, department, agency, or court, including any political subdivision thereof;

“Hazardous Materials” means any material or waste that is listed, regulated, defined or subject to liability under any Environmental Laws, including petroleum or any fraction thereof.

“Including” means including, without limitation;

“Knowledge” with respect to Seller means the actual knowledge, after due inquiry, of the persons listed hereto on Schedule 12.18;

“Liability” means any liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due;

“Material” or  “Material Adverse Effect” means shall mean, with respect to the Assets, adverse changes or adverse conditions with respect to the ownership, use or operation of the Assets which result in a quantifiable diminution in value of the Assets which, individually or in the aggregate, exceeds an aggregate of $100,000; provided however, that any prospective change or changes in financial condition the existence of which is publicly known on the date hereof or any change or changes in or caused by the reduction or depletion of reserves or decline in deliverability or change in prices of oil, gas, feedstock, ethylene or other hydrocarbon products, declines in production, general economic conditions or local, regional, national or international industry conditions shall not be deemed to constitute a Material Adverse Effect; and

“Person” shall mean any natural person, corporation, limited liability company, partnership, trust, estate or other entity.

IN WITNESS WHEREOF, the parties have executed or caused the Agreement to be executed as of the date and year first above written.

SELLER:	Raptor Natural Plains Marketing LLC

By:
	Name:	J. Mike Stice
	Title:	President

Raptor Gas Transmission LLC

By:
	Name:	J. Mike Stice
	Title:	President

Power-Tex Joint Venture

By: Raptor Natural Plains Marketing LLC,
Venturer

By:
Name: J. Mike Stice
Title: President

By: Raptor Gas Transmission LLC,
Venturer

By:
Name: J. Mike Stice
Title: President

BUYER:	MarkWest Pinnacle, L.P.
By: MarkWest Texas GP, L.L.C.,
its general partner

By:
	Name:	John C. Mollenkopf
	Title:	Vice President